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					EXHIBIT 77-Q3
CIGNA HIGH INCOME SHARES
Portfolio Manager Change


On February 27, 2001, the Fund reported to the SEC on
Form 8-K that Alan Petersen was no longer the portfolio manager for CIGNA High Income Shares (the "Fund"), and that the high yield fixed income team of TimesSquare Capital Management, Inc. was responsible for management of the Fund's portfolio.